Exhibit 99.1

Viking Systems Reports First Quarter Results; Provides Business Update

WESTBOROUGH, Mass., May 5, 2010 (GLOBE NEWSWIRE) – Viking Systems, Inc. (OTCBB:VKNG) today announced financial results for its first quarter ended March 31, 2010. The Company reported a 26% increase in sales to $1,915,073 for the quarter ended March 31, 2010 and a net loss of $295,450 or ($0.01) per share.

Jed Kennedy, Viking Systems’ President and Chief Executive Officer, commented, “We are pleased by our solid first quarter results.  Our OEM sales continue to demonstrate strong growth while providing a healthy foundation that allows us to continue the development of our Next Generation 3DHD vision system.”

Financial Results

Sales. Sales were $1,915,073 for the three months ended March 31, 2010 and $1,521,228 for the three months ended March 31, 2009, representing an increase of  26%. The increase in sales was due to higher demand of the Company’s OEM products.

Gross Profit. Gross profit increased 36% for the three months ended March 31, 2010 as compared with the same period in 2009.  Gross margin was 26% of sales for the first quarter of 2010 compared with 24% of sales for the first quarter of 2009.  The increase in gross margin percentage for 2010 is due to a favorable sales mix of higher margin products as well as higher production volumes resulting in lower per unit manufacturing costs.

Operating Expenses.

Operating Expenses.  Viking Systems incurred total operating expenses of $796,420, for the three months ended March 31, 2010 compared with $775,549 for the three months ended March 31, 2009.  Excluding non-cash stock-based compensation expense, total operating expenses for the three months ended March 31, 2010 and 2009 were $708,563 and $663,881, respectively. This represents an increase of $44,682, or 7%, in operating expenses.  This increase in total operating expenses  is primarily due to increased research and development related expenses.

Selling and Marketing Expense. Selling and marketing expenses were $206,603 for the three months ended March 31, 2010 and $256,070 for the three months ended March 31, 2009.  This represents a decrease of $49,467 or 19%.  This decrease is primarily due to lower depreciation expense related to demonstration equipment as such equipment became fully depreciated during 2009.

Research and Development Expense.  The Company had research and development expenses of $206,781 for the three months ended March 31, 2010 and $153,165 for the three months ended March 31, 2009, representing an increase of $53,616 or 35%.  The increase in research and development expense occurred primarily due to the development costs associated with our next generation 3D visualization system including the hiring of a Vice President of Research and Development in January 2010.

General and Administrative Expense.  General and administrative expenses include costs for administrative personnel, legal and accounting expenses and various public company expenses. General and administrative expenses were $383,036 for the three months ended March 31, 2010 and $366,314 for the three months ended March 31, 2009, representing an increase of $16,722 or 5%.  This increase was primarily due to increased public company and legal costs.  The increase in legal costs included costs associated with filing new patent applications.

Operating loss. As a result of increased sales and higher margins the Company has reduced its operating loss by $111,861. The operating loss was $295,486 for the quarter ended March 31, 2010 compared with $407,347 for the same period in 2009. The operating loss before non-cash charges was $169,359 for the quarter ended March 31, 2010 compared with  a loss of  $198,692 for the same period in 2009.

Business Update

Financing

The Company recently announced that it has raised $934,897 by selling an aggregate of 4,398,050 common shares through its previously announced financing facility with Dutchess Opportunity Fund, II, LP.

The Company has previously stated, and again reiterated, that it intends to raise a total of $2 million to $3 million during 2010 to fund the development and launch of its Next Generation 3DHD system, anticipated 2010 operating losses and working capital needs.

Technology

The Company continues to advance towards the release of it its Next Generation 3DHD vision system planned for October 2010.   The “Next Gen” product is planned to provide both 2D and 3D viewing options, improved image quality, and a 3DHD flat panel display as an alternative to head mounted displays currently marketed by the Company.  The Company continues to strengthen its intellectual property and has filed three provisional patents to date in 2010 with more planned. The Company has demonstrated prototype products at certain industry conferences and completed its preclinical evaluations.  The Company believes that feedback from these forums has been extremely positive and has reinforced the Company’s evaluation of the market opportunity and expected demand for a high quality surgical 3D vision system.

Jed Kennedy commented, “The feedback from surgeons who had an opportunity to use the system was extremely encouraging. Performing complex minimally invasive procedures with a 3D vision system has the potential not only to improve the quality of care but also to reduce procedure time and therefore cost of procedures.”

Selling & Marketing

The Company continues to present its “Next Gen” 3DHD system at medical trade shows worldwide. Recently Sony invited Viking Systems to participate in their three dimensional presentation at “Hospital Build Asia 2010 Exhibition and Congress” in Singapore from May 11-13, 2010.  Viking Systems will provide its 3DHD surgical camera system for use in the Sony booth.   Hospital Build Asia 2010 Exhibition and Congress provides a forum for the healthcare industry and decision-makers from key markets across the region to identify and evaluate the latest in medical device technology as they make critical decisions about how to provide the best and most cost effective healthcare for people in the region

About Viking Systems, Inc.

Viking Systems, Inc. (OTCBB:VKNG - News) is a leading worldwide developer, manufacturer and marketer of 2D and 3D visualization solutions for complex minimally invasive surgery. The Company partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. For more information visit the Company's website at: www.vikingsystems.com

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.
Statements of Operations – Unaudited

	Three Months Ended March 31,

	2010	2009

Sales, net	$1,915,073	$1,521,228
Cost of sales	1,414,139	1,153,026

Gross profit	500,934	368,202

Operating expenses:
Selling and marketing	206,603	256,070
Research and development	206,781	153,165
General and administrative	383,036	366,314
Total operating expenses	796,420	775,549

Operating loss	(295,486)	(407,347)

Other income	36	116,835

Net loss applicable to common shareholders	$(295,450)	$(290,512)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding - basic and diluted	45,885,351	42,715,110

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting the Company’s operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding the Company’s ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with generally accepted accounting principles (“GAAP”) to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended March 31
	2010	2009
Net loss, as reported	$(295,450)	$(290,512)
Adjustments:
Total other income	(36)	(116,835)
Operating loss, as reported	(295,486)	(407,347)
Non-cash stock option expense	95,610	117,161
Depreciation, amortization and other non cash charges	30,517	91,494
Operating loss before non-cash charges	$(169,359)	$(198,692)

VIKING SYSTEMS, INC.
Condensed Balance Sheets - Unaudited

Assets	March 31,	December 31,
	2010	2009
Current assets:
Cash and cash equivalents	$309,770	$721,121
Accounts receivable, net	850,840	455,488
Inventories	1,605,964	1,537,851
Prepaid expenses and other current assets	97,081	67,103
Total current assets	2,863,655	2,781,563

Property and equipment, net	36,923	31,101
Intangible assets, net	122,500	140,000
Total assets	$3,023,078	$2,952,664

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,246,220	$919,807
Accrued expenses	792,344	770,136
Deferred revenue	136,660	359,027
Total current liabilities	2,175,224	2,048,970

Total stockholders' equity	847,854	903,694
Total liabilities and stockholders' equity	$3,023,078	$2,952,664

CONTACT: Viking Systems, Inc.

Robert Mathews, EVP & CFO

(508) 366-3668 Ext. 8392